Item 77.H - Change in Control of Registrant


Obtaining Control of Credit Suisse Managed Futures Strategy Fund A

As of October 31, 2015, Charles Schwab owned 231,952 shares of the
Fund, which represented less than 25% of the Fund.   As of April
30, 2016 TD Ameritrade owned 776,099 shares of the Fund which
represented 28.12 of the Fund.   Accordingly, Shareholder has
become a controlling person of the Fund.


Ceasing Control of Credit Suisse Managed Futures Strategy Fund C

As of October 31, 2015, Pershing owned 152,927 shares of the Fund, which represented 59.03% of the Fund. As of April 30, 2016 Pershing LLC owned less than 25% of the Fund, and UBS WM owned 85,482 shares of the Fund, which represented 30.46% of the Fund. Accordingly, Pershing has ceased to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed Futures Strategy Fund I

As of October 31, 2015, Merchant Holdings ("Shareholder") owned
4,685,979 shares of the Fund, which represented 74.50% of the outstanding shares. As of April 30, 2016 Merchant Holdings
("Shareholder") owned 5,092,739 shares of the Fund which represented 57.38% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund